Exhibit 10.2

AMENDMENT NO. 1 TO THE

GENTIVA HEALTH SERVICES, INC. EXECUTIVE OFFICERS BONUS PLAN

(amended as of January 1, 2005 and containing performance

criteria approved by shareholders on May 13, 2010)

This Amendment No. 1 (this “Amendment”) to the Gentiva Health Services, Inc. Executive Officers Bonus Plan (amended as of January 1, 2005 and containing performance criteria approved by shareholders on May 13, 2010) (the “Plan”), is made by Gentiva Health Services, Inc. (the “Company”). This Amendment is effective for all awards made on or after September 12, 2013 (the “Effective Date”).

WHEREAS, the Company maintains and administers the Plan for the benefit of its eligible employees;

WHEREAS, Section 7.1 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan from time to time, subject to certain exceptions; and

WHEREAS, the Board has determined that it is in the best interests of the Company to subject all awards granted under the Plan on or following the Effective Date to the Company’s Executive Incentive Compensation Recoupment Policy as in effect from time to time.

NOW, THEREFORE, the Board amends the Plan as follows:

1. Section 5 of the Plan is amended by adding new Section 5.5 at the end of Section 5 to read as follows:

“5.5 Effective with respect to Awards made on or after September 12, 2013, an Eligible Employee’s right to receive a grant of an Award or receive a settlement or distribution with respect to such Award is subject to the provisions of the Company’s Executive Incentive Compensation Recoupment Policy as in effect and amended from time to time and any recoupment and/or clawback policy as required by applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder.”

2. Except as amended hereby, the Plan continues and shall remain in full force and effect in all respects.

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